Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-         ) of CAS Medical Systems, Inc. of our report dated March 29, 2010, with respect to the consolidated balance sheets of CAS Medical Systems, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended.

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ UHY LLP

Houston, Texas

August 6, 2010